                                                                       EXHIBIT 7

                                                  October 30, 1996
                                                  [Date of Commencement
                                                  of Phase II due diligence]

Furon Company
29982 Ivy Glen Drive
Laguna Niguel, CA 92677

Attention: Donald D. Bradley
        General Counsel and Corporate Secretary

Ladies and Gentlemen:

     Medex, Inc. (the "Company") is engaged in discussions with you regarding your possible purchase of the Company by way of a tender offer and merger (the "Acquisition"). This letter agreement amends and supplements the confidentiality agreement dated September 16, 1996 among Smith Barney, Inc., the Company and you (the "Confidentiality Agreement"). The Company recognizes you will incur substantial expenses in conducting a due diligence investigation of the Company, and in consideration for your doing so, the Company agrees to cease and terminate immediately, and to use its best efforts to cause its directors, officers, affiliates and representatives (including any investment banker or financial advisor) of either the Company or any of its subsidiaries (collectively, "Representatives") to cease and terminate immediately, any negotiations (other than with you and your Representatives) with respect to any proposals relating to any business combination or acquisition transaction outside the ordinary course of business involving the acquisition by any third party of all or any material portion of the stock or assets of the Company (any such proposal being a "third-party offer"). In addition, the Company agrees that, for a period of fourteen (14) days from the date hereof, it will not, and will not authorize or permit any of its Representatives, to, directly or indirectly, solicit, consider or encourage any inquiries or proposals for (or which may reasonably be expected to lead to) any third-party offer, or engage in discussions, conversations, negotiations or other communications with or provide any non-public information to, or otherwise assist or cooperate with any person, entity or group in connection with any third-party offer. Immediately upon receipt of any third-party offer or related inquiry during such period, the Company agrees to inform you of the fact of such third-party offer or related inquiry, including, among other things, the identity of the third-party making such offer or inquiry. The Company will not make any public filing or announcement concerning the Acquisition or your proposal without your prior written consent, except as may otherwise be required by law.

     Prior to the execution of the definitive agreement, the Company will make available to Furon, its employees, agents, advisors, representatives and lenders all information reasonably requested concerning its operations, business and prospects, including, without limitation, the working papers of its independent certified public accountants and visits to the various Company locations.

     The Company understands and agrees that money damages would not be a sufficient remedy for any breach of the Company's agreements in this letter agreement and that you will be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedies for any such breach. Such remedies shall not be deemed to be exclusive, but shall be in addition to all other remedies available at law or in equity.

     Except as expressly modified by this letter agreement, the Confidentially Agreement shall remain in full force and effect.

                                          MEDEX, INC.

                                          By:
                                          --------------------------------------

                                          SMITH BARNEY INC.

                                          By:
                                          --------------------------------------

Accepted and agreed to, this 30th day of October, 1996.

FURON COMPANY

By: /s/  DONALD D. BRADLEY
--------------------------------------

                                        2